Exhibit 10(r)

U.S. $1,000,000,000

     AMENDED AND RESTATED
FIVE YEAR CREDIT AGREEMENT

Dated as of December 1, 2006

Among

BECTON, DICKINSON AND COMPANY
as Borrower

and

THE BANKS NAMED HEREIN
as Banks

CITICORP USA, INC.
as Administrative Agent

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH
as Syndication Agent

and

CITIGROUP GLOBAL MARKETS INC.
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH
as Joint Lead Arrangers and Joint Bookrunners

T A B L E   O F   C O N T E N T S

(ii)

EXHIBITS

Exhibit A-1	- Form of A Note
Exhibit A-2	- Form of B Note
Exhibit B-1	- Form of Notice of A Borrowing
Exhibit B-2	- Form of Notice of B Borrowing
Exhibit C	- Form of Assignment and Acceptance
Exhibit D	- Form of Designation Agreement
Exhibit E	- Form of Opinion of General
Counsel of the Borrower
Exhibit F	- Form of Opinion of Special New York
Counsel to the Administrative Agent

(iii)

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT dated as of December 1, 2006 among BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the "Borrower"), the banks (the "Banks") listed on the signature pages hereof, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as syndication agent, and CITICORP USA, INC. ("CUSA") as administrative agent (in such capacity, the "Administrative Agent") for the Lenders hereunder.

PRELIMINARY STATEMENTS:

(1) The Borrower is party to an Amended and Restated Five Year Credit Agreement dated as of August 13, 2004 (as amended, supplemented or otherwise modified from time to time to (but not including) the date of this Amended and Restated Five Year Credit Agreement (this "Agreement"), the "Existing Credit Agreement") with the banks, financial institutions and other institutional lenders party thereto and CUSA, as Administrative Agent for the lenders.

(2) The parties to this Agreement desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety as set forth below.

(3) The Borrower has requested that the Banks make loans to it in an aggregate principal amount not exceeding $1,000,000,000 at any one time outstanding to support the Borrower's commercial paper program and for other general corporate purposes, and the Banks are prepared to make such loans upon the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"A Advance" means an advance by a Lender to the Borrower as part of an A Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a "Type" of A Advance.

"A Borrowing" means (a) a borrowing consisting of simultaneous A Advances of the same Type having the same Interest Period and (b) other than for purposes of Sections 2.02 and 3.02, (i) the simultaneous Conversion of A Advances of one Type to A Advances of the other Type (having, in the case of Conversions into Eurodollar Rate Advances, the same Interest Period) and (ii) the simultaneous Continuation of Eurodollar Rate Advances as Eurodollar Rate Advances having the same Interest Period.

"A Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the A Advances made by such Lender.

"Advance" means an A Advance or a B Advance.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the voting capital stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such voting capital stock, by contract or otherwise.

"Applicable Facility Fee Rate" for any Rating Level Period means the rate set forth below opposite the reference to such Rating Level Period:

Rating Level	Applicable Facility
Period	Fee Rate (% p.a.)
Level 1 Period	0.0450%
Level 2 Period	0.0500%
Level 3 Period	0.0600%
Level 4 Period	0.0700%
Level 5 Period	0.0800%
Level 6 Period	0.1000%

Each change in the Applicable Facility Fee Rate resulting from a Rating Level Change shall be effective on the effective date of such Rating Level Change.

"Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a B Advance, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such B Advance.

"Applicable Margin" for any A Advance for any Rating Level Period means the rate for the respective Type of A Advance set forth below opposite the reference to such Rating Level Period:

	Applicable Margin (% p.a.)
Rating Level	Base Rate	Eurodollar
Period	Advances	Rate Advances
Level 1 Period	0.0000%	0.1050%
Level 2 Period	0.0000%	0.1500%
Level 3 Period	0.0000%	0.1900%
Level 4 Period	0.0000%	0.2300%
Level 5 Period	0.0000%	0.2700%
Level 6 Period	0.0000%	0.3500%

Each change in the Applicable Margin resulting from a Rating Level Change shall be effective (including with respect to each A Advance then outstanding) on the effective date of such Rating Level Change.

"Applicable Utilization Fee Rate" for any Rating Level Period means the rate set forth below opposite the reference to such Rating Level Period:

Rating Level	Applicable Utilization
Period	Fee Rate (% p.a.)
Level 1 Period	0.0500%
Level 2 Period	0.0500%
Level 3 Period	0.0500%
Level 4 Period	0.0500%
Level 5 Period	0.1000%
Level 6 Period	0.1000%

Each change in the Applicable Utilization Fee Rate resulting from a Rating Level Change shall be effective on the effective date of such Rating Level Change.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

"B Advance" means an advance by a Lender to the Borrower as part of a B Borrowing resulting from the auction bidding procedure described in Section 2.03.

"B Borrowing" means a borrowing consisting of simultaneous B Advances from each of the Lenders whose offer to make one or more B Advances as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in Section 2.03.

"B Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a B Advance made by such Lender.

"B Reduction" has the meaning specified in Section 2.01.

"Base Rate" means, for any period, a fluctuating interest rate per annum in effect from time to time which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by Citibank in New York, New York from time to time as Citibank's base rate; and

(b) 1/2 of one percent per annum above the Federal Funds Rate for such period.

"Base Rate Advance" means an A Advance which bears interest as provided in Section 2.07(a)(i) or 2.07(b)(i)(x) ..

"Borrowing" means an A Borrowing or a B Borrowing.

"Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

"Change in Control" means any of the following events:

(a) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this paragraph (a) such person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power of all Voting Stock of the Borrower; or

(b) during any period of 25 consecutive calendar months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board.

"Citibank" means Citibank, N.A.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Commitment" has the meaning specified in Section 2.01.

"Commitment Termination Date" means December 1, 2011 or, if the Commitment Termination Date is extended pursuant to Section 2.05(b), the date to which such Commitment Termination Date is extended, provided in each case that if such date is not a Business Day, then the Commitment Termination Date shall be the immediately preceding Business Day.

"Consolidated Subsidiary" means, at any date, any Subsidiary of the Borrower or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

"Continuation", "Continue" and "Continued" each refers to a continuation of Eurodollar Rate Advances from one Interest Period to the next Interest Period pursuant to Section 2.10.

"Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

"Debt" means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above; provided that neither trade accounts payable arising in the ordinary course of business nor obligations in respect of insurance policies or performance or surety bonds which are not themselves guarantees of Debt (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same) shall constitute Debt.

"Default" means an event that, with notice or lapse of time or both, would become an Event of Default.

"Designated Bidder" means (a) an Eligible Assignee or (b) a special purpose corporation which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least P-1 by Moody's or A-1 by Standard & Poor's (or a comparable rating from a successor of either of them), that, in either case, (i) is organized under the laws of the United States or any State thereof, (ii) shall have become a party hereto pursuant to Section 8.07(d), (e) and (f), and (iii) is not otherwise a Lender.

"Designation Agreement" means a designation agreement entered into by a Lender (other than a Designated Bidder) and a Designated Bidder, and accepted by the Administrative Agent, in substantially the form of Exhibit D hereto.

"Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" in the Administrative Questionnaire of such Bank or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

"EBITDA" means, for any period, the sum (without duplication), for the Borrower and its Consolidated Subsidiaries (on a consolidated basis), of (a) net income for such period plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation and amortization for such period, (ii) Interest Expense for such period and (iii) taxes for such period.

"Effective Date" means the earliest date as of which the conditions precedent to effectiveness set forth in Section 3.01 shall have been satisfied or waived.

"Eligible Assignee" means:

(a) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000;

(b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000;

(c) a commercial bank organized under the laws of any other country which is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States;

(d) the central bank of any country which is a member of the OECD;

(e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) which is engaged in making,

purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $150,000,000;

(f) a Lender; and

(g) an Affiliate of a Lender;

     provided that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

"Environmental Laws" means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" in the Administrative Questionnaire of such Lender or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

"Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance, an interest rate per annum equal to the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of the related A Borrowing and for a period equal to such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of such related A Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

"Eurodollar Rate Advance" means an A Advance which bears interest as provided in Section 2.07(a)(ii) or 2.07(b)(i)(y).

"Eurodollar Rate Reserve Percentage" of any Lender for any Interest Period for any Eurodollar Rate Advance means the effective rate (expressed as a percentage) at which reserve requirements (including, without limitation, emergency, supplemental and other marginal reserve requirements) are imposed on such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

"Events of Default" has the meaning specified in Section 6.01.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

"Excluded Period" means, with respect to any additional amount payable under Section 2.12, the period ending 120 days prior to the applicable Lender's delivery of a certificate referenced in Section 2.12(a) or 2.12(b), as applicable, with respect to such additional amount.

"Existing Commitment Termination Date" has the meaning specified in Section 2.05(b).

"Existing Credit Agreement" has the meaning specified in the Preliminary Statements.

"Facility Fee" has the meaning specified in Section 2.04(a).

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"GAAP" has the meaning specified in Section 1.03.

"Interest Coverage Ratio" means, at any date of determination thereof, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date to (b) Interest Expense for such period.

"Interest Expense" means, for any period, the sum (determined without duplication) of the aggregate amount of cash interest accruing during such period on the Debt of the Borrower and its Consolidated Subsidiaries (on a consolidated basis), including, without limitation, the interest portion of payments under capital lease obligations and any capitalized interest.

"Interest Period" means, with respect to any Eurodollar Rate Advance, the period beginning on the date such Eurodollar Rate Advance is made or Continued, or Converted from a Base Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (iii) of this definition, nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the Termination Date;

(ii) each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

(iii) the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing funding for such Eurodollar Rate Advance with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Eurodollar Rate Advance shall be one, two, three or six months, as specified by the Borrower as the desired alternative to an Interest Period of nine months or twelve months; and

(iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

"Lenders" means the Banks listed on the signature pages hereof, each Person that shall become a party hereto pursuant to Section 2.05, Section 8.07(a), (b) and (c) or Section 8.12, and, except when used in reference to an A Advance, an A Borrowing, an A Note, a Commitment or a related term, each Designated Bidder.

"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

"Majority Lenders" means at any time Lenders holding at least 51% of the then aggregate unpaid principal amount of the A Advances held by Lenders, or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments.

"Material Adverse Effect" means a material adverse effect on (i) the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) the legality, validity or enforceability of this Agreement or any Note.

"Moody's" means Moody's Investors Service, Inc. and its successors.

"Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

"Non-Extending Lender" has the meaning specified in Section 2.05(b) .

"Note" means an A Note or a B Note.

"Notice of A Borrowing" has the meaning specified in Section 2.02(a) .

"Notice of B Borrowing" has the meaning specified in Section 2.03(a) .

"OECD" means the Organization for Economic Cooperation and Development.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Plan" means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

"Rated Securities" means, at any time, the long-term senior unsecured, unguaranteed debt securities of the Borrower outstanding at such time.

"Rating Level Change" means a change in the rating of the Rated Securities by either or both of Moody's or Standard & Poor's (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level Period to another, which Rating Level Change shall be effective on the date on which the relevant change in the rating of the Rated Securities is first announced by Moody's or Standard & Poor's, as the case may be.

"Rating Level Period" means, as of any period, the level set forth below as then in effect, as determined in accordance with the following provisions of this definition:

"Level 1 Period" means a period during which the Rated Securities are rated better than or equal to Aa2 by Moody's or better than or equal to AA by Standard & Poor's.

"Level 2 Period" means a period that is not a Level 1 Period during which the Rated Securities are rated better than or equal to A1 by Moody's or better than or equal to A+ by Standard & Poor's.

"Level 3 Period" means a period that is not a Level 1 Period or a Level 2 Period during which the Rated Securities are rated better than or equal to A2 by Moody's or better than or equal to A by Standard & Poor's.

"Level 4 Period" means a period that is not a Level 1 Period, a Level 2 Period or a Level 3 Period during which the Rated Securities are rated better than or equal to A3 by Moody's or better than or equal to A- by Standard & Poor's.

"Level 5 Period" means a period that is not a Level 1 Period, a Level 2 Period, a Level 3 Period or a Level 4 Period during which the Rated Securities are rated better than or equal to Baa1 by Moody's or better than or equal to BBB+ by Standard & Poor's.

"Level 6 Period" means each period other than a Level 1 Period, a Level 2 Period, a Level 3 Period, a Level 4 Period or a Level 5 Period, and shall include each period during which both Moody's and Standard & Poor's shall not have in effect a rating for the Rated Securities (other than because either such rating agency shall no longer be in the business of rating corporate debt obligations).

For purposes of the forgoing, (a) if only one of Moody's and Standard & Poor's shall have in effect a rating for the Rated Securities, the Rating Level Period shall be determined by reference to the available rating and (b) if the Rated Securities are rated by Moody's and Standard & Poor's with ratings that would otherwise fall within different Rating Level Periods, the applicable Rating Level Period shall be determined by the rating that results in the higher Rating Level Period except that if the lower of such ratings would result in a Rating Level Period that is more that one level below the higher of such Rating Level Periods, the Rating Level Period shall be determined by reference to the rating that is one level above the lower of such ratings.

"Reference Banks" means CUSA and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch.

"Register" has the meaning specified in Section 8.07(g) .

"Reportable Event" has the meaning set forth in Title IV of ERISA.

"Standard & Poor's" means Standard & Poor's Ratings Services, presently a division of The McGraw-Hill Companies, Inc., and its successors.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

"Taxes" has the meaning specified in Section 2.15.

"Termination Date" means the Commitment Termination Date or the earlier date of termination in whole of the Commitments pursuant to Section 2.05(a) or 6.01.

"Utilization Fee" has the meaning specified in Section 2.04(b) .

"Voting Stock" means, at any time, the outstanding securities of the Borrower entitled to vote generally in the election of directors of the Borrower.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP") as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any defined term or covenant to eliminate the effect of any change in generally accepted accounting principles on the operation of such defined term or covenant (or if the Administrative Agent notifies the Borrower that the Majority Lenders wish to amend such defined term or covenant for such purpose), then the Borrower's compliance with this Agreement shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such defined term or covenant is amended in a manner satisfactory to the Borrower and the Majority Lenders.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The A Advances.

(a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make A Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender's name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register, as such amount may be reduced pursuant to Section 2.05(a) (such Lender's "Commitment"), provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the B Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be deemed applied to the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a "B Reduction").

(b) Each A Borrowing (i) shall (except as otherwise provided in Sections 2.09(f) and (g)) be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall consist of A Advances of the same Type (and, if such Advances are Eurodollar Rate Advances, having the same Interest Period) made, Continued or Converted on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.11(b) and reborrow under this Section 2.01.

SECTION 2.02. Making the A Advances.

(a) Each A Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed A Borrowing (in the case of an A Borrowing consisting of Eurodollar Rate Advances) or given not later than 11:00 A.M. (New York City time) on the Business Day of the proposed A Borrowing (in the case of an A Borrowing consisting of Base Rate Advances), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of an A Borrowing (a "Notice of A Borrowing") shall be by telecopier, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such A Borrowing, (ii) Type of A Advances comprising such A Borrowing, (iii) aggregate amount of such A Borrowing, and (iv) in the case of an A Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such A Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such A Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender's ratable portion of such A Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address.

(b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may only select Eurodollar Rate Advances for any A Borrowing in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c) Each Notice of A Borrowing shall be irrevocable and binding on the Borrower. In the case of any A Borrowing which the related Notice of A Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date specified in such Notice of A Borrowing, the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the A Advance to be made by such Lender as part of such A Borrowing. The Borrower shall pay amounts owing to any Lender pursuant to this Section 2.02(c) within 30 days after receipt from such Lender of a certificate setting forth in reasonable detail the calculation of the amount such Lender is entitled to claim under this Section 2.02(c) (which certificate shall be conclusive and binding for all purposes, absent manifest error).

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any A Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such A Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such A Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to A Advances comprising such A Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's A Advance as part of such A Borrowing for purposes of this Agreement (and such A Advance shall be deemed to have been made by such Lender on the date on which such amount is so repaid to the Administrative Agent).

(e) The failure of any Lender to make the A Advance to be made by it as part of any A Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its A Advance on the date of such A Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the A Advance to be made by such other Lender on the date of any A Borrowing.

SECTION 2.03. The B Advances.

(a) Each Lender severally agrees that the Borrower may request B Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each B Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any B Reduction). The following procedures shall apply:

(i) The Borrower may request a B Borrowing under this Section 2.03 by delivering to the Administrative Agent, by telecopier, a notice of a B Borrowing (a "Notice of B Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying the date and aggregate amount of the proposed B Borrowing, the maturity date for repayment of each B Advance to be made as part of such B Borrowing (which maturity date may not be earlier than the date occurring 30 days after the date of such B Borrowing or later than the Termination Date), the interest payment date or dates relating thereto, and any other terms to be applicable to such B Borrowing, not later than 10:00 A.M. (New York City time):

(A) at least one Business Day prior to the date of the proposed B Borrowing, if the Borrower shall specify in the Notice of B Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (such Borrowing, a "Fixed Rate B Borrowing") and

(B) at least four Business Days prior to the date of the proposed B Borrowing, if the Borrower shall instead specify in the Notice of B Borrowing the basis to be used by the Lenders in determining the rates of interest to be offered by them (such Borrowing, a "Specified Basis B Borrowing").

Simultaneously with each such request, the Borrower shall pay to the Administrative Agent, for the Administrative Agent's account, a non-refundable fee in the amount heretofore agreed between the Borrower and the Administrative Agent. Promptly following the Administrative Agent's receipt of such request and the fee referred to in the preceding sentence, the Administrative Agent shall notify each Lender of such request for a B Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of B Borrowing.

(ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more B Advances to the Borrower as part of such proposed B Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to the Borrower), before 10:00 A.M. (New York City time) (A) on the date of such proposed B Borrowing (in the case of a Fixed Rate B Borrowing) and (B) three Business Days before the date of such proposed B Borrowing (in the case of a Specified Basis B Borrowing), of the minimum amount and maximum amount of each B Advance which such Lender would be willing to make as part of such proposed B Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such B Advance; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:30 A.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any B Advance as part of such B Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any B Advance as part of such proposed B Borrowing.

(iii) The Borrower shall, in turn, (A) before 11:00 A.M. (New York City time) on the date of such proposed B Borrowing (in the case of a Fixed Rate B Borrowing) and (B) before 1:00 P.M. (New York City time) three Business Days before the date of such proposed B Borrowing (in the case of a Specified Basis B Borrowing), either:

(x) cancel such B Borrowing by giving the Administrative Agent notice to that effect, or

(y) in its sole discretion, (1) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above by giving notice to the Administrative Agent of the amount of each B Advance to be made by each Lender as part of such B Borrowing (provided that (I) the amount of each such B Advance shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Administrative Agent on behalf of such Lender for such B Advance pursuant to paragraph (ii) above and (II) such offers, if accepted, must be accepted in ascending order of the rates of interest specified by the offering Lenders in their respective notices delivered pursuant to paragraph (ii) above (in each case beginning with the lowest rate so offered) and, if offers are made by two or more Lenders with the same rates of interest for a greater aggregate principal amount than the amount in respect of which offers are accepted, then the principal amount of B Advances in respect of which such offers are accepted shall be allocated by the Borrower among such Lenders as nearly as possible (in integral multiples of $1,000,000) in proportion to the aggregate maximum principal amount of such offers by such Lenders), and (2) reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Administrative Agent notice to that effect.

(iv) If the Borrower notifies the Administrative Agent that such B Borrowing is canceled pursuant to paragraph (iii)(x) above, the Administrative Agent shall give prompt notice thereof to the Lenders and such B Borrowing shall not be made.

(v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Administrative Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such B Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a B Advance as part of such B Borrowing, of the amount of each B Advance to be made by such Lender as part of such B Borrowing, and (C) each Lender that is to make a B Advance as part of such B Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a B Advance as part of such B Borrowing shall, before 12:00 noon (New York City time) on the date of such B Borrowing specified in the notice received from the Administrative Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02 such Lender's portion of such B Borrowing, in same day funds. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address. Promptly after each B Borrowing the Administrative Agent will notify each Lender of the amount of the B Borrowing, the consequent B Reduction and the dates upon which such B Reduction commenced and will terminate.

(b) As promptly as practicable after the date of such B Borrowing, the Borrower shall execute and deliver to the Administrative Agent a B Note payable to the order of each Lender participating in such Borrowing for each of the B Advances to be made by such Lender as part of such B Borrowing, in a principal amount equal to the principal amount of the B Advance to be evidenced thereby and otherwise on such terms as were agreed to for such B Advance in accordance with this Section 2.03. The indebtedness of the Borrower resulting from each B Advance made to the Borrower as part of a B Borrowing shall be evidenced by a separate B Note of the Borrower payable to the order of the Lender making such B Advance.

(c) Each B Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, but no B Borrowing shall be made if, following the making of such B Borrowing, the Borrower would not be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

(d) Within the limits and on the conditions set forth in this Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay pursuant to subsection (e) below, and reborrow under this Section 2.03,provided that a B Borrowing shall not be made within three Business Days of the date of any other B Borrowing.

(e) The Borrower shall repay to the Administrative Agent for the account of each Lender which has made a B Advance, or each other holder of a B Note, on the maturity date of each B Advance (such maturity date being that specified by the Borrower for repayment of such B Advance in the related Notice of B Borrowing delivered pursuant to subsection (a)(i) above and provided in the B Note evidencing such B Advance), the then unpaid principal amount of such B Advance. The Borrower shall have no right to prepay any principal amount of any B Advance.

(f) The Borrower shall pay interest on the unpaid principal amount of each B Advance from the date of such B Advance to the date the principal amount of such B Advance is repaid in full, at the rate of interest for such B Advance specified by the Lender making such B Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Borrower for such B Advance in the related Notice of B Borrowing delivered pursuant to subsection (a)(i) above, as provided in the B Note evidencing such B Advance.

SECTION 2.04. Certain Fees.

(a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than the Designated Bidders) a facility fee (the "Facility Fee") on the average daily amount (whether used or unused) of such Lender's Commitment from the date on which the Borrower signs this Agreement (in the case of each Bank) and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender (in the case of each such Lender) until the Termination Date at a rate per annum equal to the Applicable Facility Fee Rate as in effect from time to time. Accrued Facility Fee shall be paid on the last Business Day of each March, June, September and December and on the Termination Date.

(b) Utilization Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than the Designated Bidders) a utilization fee (the "Utilization Fee") on the aggregate outstanding principal amount of such Lender's Advances during any period that the aggregate outstanding principal amount of the Advances exceeds an amount equal to 50% of the aggregate amount of the Commitments, at a rate per annum equal to the Applicable Utilization Fee Rate. Accrued Utilization Fee shall be paid on each day on which a payment of interest is due under Section 2.07.

(c) Administrative Agent's Fee. The Borrower acknowledges its agreement to pay to the Administrative Agent, for the Administrative Agent's own account, an administrative agency fee at the times and in the amounts heretofore agreed between the Borrower and the Administrative Agent.

SECTION 2.05. Reduction and Extensions of the Commitments.

(a) Commitment Reductions. The Borrower shall have the right, upon at least three Business Days' notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the Advances then outstanding, and provided further that each partial reduction shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Once reduced or terminated, the Commitments may not be reinstated.

(b) Commitment Extensions.

(i) The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not more than 45 days and not less than 30 days prior to each anniversary of the Effective Date (each such anniversary, an "Anniversary Date"), request that the Lenders (other than the Designated Bidders) extend the Commitment Termination Date for an additional one-year period from the Commitment Termination Date then in effect hereunder (the "Existing Commitment Termination Date"). Each such Lender, acting in its sole discretion, shall, by notice to the Borrower and the Administrative Agent given no later than the date (herein, the "Consent Date") that is 25 days prior to such Anniversary Date (or, if such date is not a Business Day, the next succeeding Business Day), advise the Borrower and the Administrative Agent whether or not such Lender agrees to such extension; provided that each Lender that determines not to so extend the Commitment Termination Date (a "Non-Extending Lender") shall notify the Administrative Agent (which shall notify the other Lenders) of such fact promptly after such determination (but in any event no later than the Consent Date) and any Lender that does not so advise the Borrower on or before the Consent Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. If and only if each of the Lenders (after giving effect to any substitution of Lenders in accordance with Section 8.12) has advised the Borrower and the Administrative Agent of its agreement to extend the Commitment Termination Date as aforesaid on or prior to the Consent Date, then the Commitment Termination Date shall be extended automatically, without any other action by any Person, to the date that is one year after the Existing Commitment Termination Date, provided that on the Consent Date, the representations and warranties in Section 4.01 are true and correct as of such date and no Default shall have occurred and be continuing. The Administrative Agent will promptly notify the Borrower and the Lenders of each extension of the Commitment Termination Date pursuant to this Section 2.05(b).

SECTION 2.06. Repayment of A Advances. The Borrower hereby promises to pay to the Administrative Agent for account of each Lender the entire outstanding principal amount of such Lender's A Advances, and each A Advance shall mature, on the Termination Date.

SECTION 2.07. Interest.

(a) Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of each A Advance made by each Lender, from the date of such A Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. If such A Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. If such A Advance is a Eurodollar Rate Advance, a rate per annum for each Interest Period for such A Advance equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Advances as in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs every three months after the first day of such Interest Period, and on the date such Eurodollar Rate Advance shall be Continued, Converted or paid in full.

(b) Default Interest. The Borrower shall pay interest on the unpaid principal amount of each A Advance and B Advance that is not paid when due (whether at stated maturity, by acceleration or otherwise), and on the unpaid amount of any interest, fee or other amount payable hereunder that is not paid when due, payable on demand, at a rate per annum during the period from the due date thereof to the date on which such amount is paid in full equal to:

(i) in the case of any amount of principal of such Advance:

(x) in the case of any Base Rate Advance, 2% plus the rate which would otherwise be applicable to such Advance, and

(y) in the case of any Eurodollar Rate Advance, for the balance of the then current Interest Period, 2% plus the rate which would otherwise be applicable to such Advance for such Interest Period and, thereafter, 2% plus the Base Rate as in effect from time to time, and

(ii) in the case of all other amounts, 2% plus the Base Rate as in effect from time to time.

SECTION 2.08. Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or the equivalent), additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Eurodollar Rate Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the then-current Interest Period for such Eurodollar Rate Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Advance. Any Lender wishing to require payment of such additional interest shall so notify the Borrower and the Administrative Agent and shall furnish to the Borrower at least five Business Days prior to each date on which interest is payable on the Eurodollar Rate Advances of such Lender a certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error) setting forth the basis for such assertion and the amount to which such Lender is then entitled under this Section (which shall be consistent with such Lender's good faith estimate of the level at which the related reserves are being maintained by it).

SECTION 2.09. Interest Rate Determinations; Changes in Rating Systems.

(a) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks (subject to clause (c) below).

(b) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for the purpose of Section 2.07 and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.07(a)(ii) .

(c) If Moneyline Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Interest Period for any Eurodollar Rate Advances,

(i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances for such Interest Period,

(ii) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(iii) the obligation of the Lenders to make or Continue, or to Convert A Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(d) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon

(i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii) the obligation of the Lenders to make or Continue, or to Convert A Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(e) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(f) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any A Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such A Advances shall automatically Convert into Base Rate Advances.

(g) Upon the occurrence and during the continuance of any Event of Default and upon notice from the Administrative Agent to the Borrower at the request of the Majority Lenders, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(h) If the rating system of either Moody's or Standard & Poor's shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non-availability of ratings from such rating agency (provided that any such amendment to such specific ratings shall in no event be effective without the approval of the Majority Lenders).

SECTION 2.10. Voluntary Conversion and Continuation of A Advances.

(a) Optional Conversion. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of

Sections 2.09 and 2.13, Convert all or any portion of the outstanding A Advances of one Type comprising part of the same A Borrowing into A Advances of the other Type; provided that (i) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and (ii) in the case of any such Conversion of a Eurodollar Rate Advance into a Base Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c) . Each such notice of a Conversion shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the A Advances to be Converted, and (z) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such A Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Continuations. The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Continuation and subject to the provisions of Sections 2.09 and 2.13, Continue all or any portion of the outstanding Eurodollar Rate Advances comprising part of the same A Borrowing for one or more Interest Periods; provided that (i) Eurodollar Rate Advances so Continued and having the same Interest Period shall be in an amount not less than the minimum amount specified in Section 2.02(b) and (ii) in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c) . Each such notice of a Continuation shall, within the restrictions specified above, specify (x) the date of such Continuation, (y) the Eurodollar Rate Advances to be Continued and (y) the duration of the initial Interest Period (or Interest Periods) for the Eurodollar Rate Advances subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on the Borrower.

SECTION 2.11. Prepayments of A Advances.

(a) The Borrower shall have no right to prepay any principal amount of any A Advances other than as provided in subsection (b) below.

(b) The Borrower may, upon at least one Business Day's notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same A Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or integral multiples of $1,000,000 in excess thereof and (y) in the case of any such prepayment of a Eurodollar Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c) .

SECTION 2.12. Increased Costs.

(a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate

Reserve Percentage) in or in the interpretation of (to the extent any such introduction or change occurs after the date hereof) any law or regulation or (ii) the compliance with any guideline or request of any central bank or other governmental authority adopted or made after the date hereof (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, the Borrower shall from time to time, within 30 days after delivery by such Lender to the Borrower (with a copy to the Administrative Agent) of a certificate as to the amount of (and specifying in reasonable detail the basis for) such increased cost, pay (subject to Section 2.12(c)) to the Administrative Agent for the account of such Lender the amount of the increased costs set forth in such certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error); provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(b) If any Lender (other than a Designated Bidder) determines that compliance with any law or regulation enacted or introduced after the date hereof or any guideline or request of any central bank or other governmental authority adopted or made after the date hereof (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, within 30 days after delivery by such Lender to the Borrower (with a copy to the Administrative Agent) of a certificate as to (and specifying in reasonable detail the basis for) the Additional Amounts (as hereinafter defined) requested by such Lender, the Borrower shall pay (subject to Section 2.12(c)) to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, the amount specified in such certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error). For purposes hereof, the "Additional Amounts" that may be requested by any Lender under this Section 2.12(b) means such amounts as such Lender shall reasonably determine to be sufficient to compensate such Lender or any corporation controlling such Lender for any costs that such Lender reasonably determines are attributable to the maintenance by such Lender (or such corporation) of capital in respect of its commitments to lend hereunder (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or such corporation) to a level below that which such Lender (or such corporation) could have achieved but for the enactment or introduction of such law or regulation or the adoption or making of such guideline or request).

(c) The Borrower shall not be obligated to pay any additional amounts arising pursuant to clauses (a) and (b) of this Section 2.12 that are attributable to the Excluded Period with respect to such additional amount; provided, that if an applicable law, rule, regulation, guideline or request shall be adopted or made on any date and shall be applicable to the period (a "Retroactive Period") prior to the date on which such law, rule, regulation, guideline or request is adopted or made, the limitation on the Borrower's obligations to pay such additional amounts hereunder shall not apply to the additional amounts payable in respect of such Retroactive Period.

SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of the Lenders to make or Continue, or to Convert A Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall upon demand prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all the Lenders then outstanding into Base Rate Advances in accordance with Section 2.10; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.14. Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the Notes without set-off or counterclaim not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or Facility Fees ratably (other than amounts payable pursuant to Section 2.03, 2.08, 2.12, or 2.15 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on Citibank's base rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of Facility Fees and Utilization Fees shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Facility Fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest or Facility Fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.15. Taxes.

(a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

(c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such Lender will use reasonable efforts to contest such a Tax or Other Tax that is, in its opinion, incorrectly asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder or under the Notes, the Borrower will furnish to the Administrative Agent, at such address, if the Administrative Agent believes there is a question as to the applicability of any Taxes in the case of any payment hereunder and makes a request for such opinion, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Administrative Agent, in either case stating that such payment is exempt from or not subject to Taxes.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement (in the case of each Bank) and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W-8ECI or W-8BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 2.15(a).

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.15(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to

Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) If a Lender or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a Refund (as hereinafter defined) from a taxing authority, such Lender or the Administrative Agent shall promptly notify the Borrower of the availability of such Refund and shall, within 30 days after receipt of a written request by the Borrower, make a claim to such taxing authority for such Refund at the Borrower's expense if, in the judgment of such Lender or the Administrative Agent (as the case may be), the making such claim will not be otherwise disadvantageous to it; provided that nothing in this Section 2.15(h) shall require any Lender or the Administrative Agent to institute any administrative, judicial or other proceeding (other than the filing of a claim for any such Refund) to obtain any such Refund. If a Lender or the Administrative Agent (as the case may be) receives a Refund from a taxing authority, it shall promptly pay to the Borrower the amount so received (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Lender or the Administrative Agent with respect to such Refund) of such Lender or Administrative Agent, and without interest (other than interest paid by the relevant taxing authority with respect to such Refund); provided, however, that the Borrower, upon the request of such Lender or the Administrative Agent, shall repay the amount paid over to the Borrower (plus penalties, interest and other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Refund to such taxing authority. Nothing contained in this Section 2.15 shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary). For purposes of this Section 2.15(h), a "Refund" means a refund of Taxes or Other Taxes (other than any such refund in the form of a tax credit) for which a Lender or the Administrative Agent, as the case may be, has been indemnified by the Borrower (or with respect to which the Borrower has paid additional amounts) pursuant to this Section 2.15, provided that the entitlement to such refund arises solely from a manifest error in the amount of such Taxes or Other Taxes so paid.

SECTION 2.16. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the A Advances made by it (other than pursuant to Section 2.08, 2.12, 2.15 or 8.04(c)) in excess of its ratable share of payments on account of the A Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the A Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE III
CONDITIONS OF LENDING

SECTION 3.01. Condition Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the conditions precedent that the Borrower shall have notified the Administrative Agent of the proposed Effective Date and the Administrative Agent shall have received, on or prior to December 1, 2006, the following, each (unless otherwise specified below) dated the date of such effectiveness, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender (whereupon the Administrative Agent shall notify the Borrower and the Lenders that the Effective Date has occurred):

(a) The A Notes payable to the order of the Lenders, respectively.

(b) Certified copies of the resolutions of the Board of Directors of the Borrower approving, and authorizing the execution, delivery and performance of, this Agreement, the Notes and of all documents evidencing other necessary corporate actions and governmental approvals, if any, with respect to this Agreement and the Notes.

(c) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the Borrower's certificate of incorporation and by-laws and certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes.

(d) A certificate from the Secretary of State of New Jersey dated as of a date reasonably close to the date of such effectiveness as to the good standing of and charter documents filed by the Borrower.

(e) A favorable opinion of Jeffrey S. Sherman, Esq., General Counsel of the Borrower, substantially in the form of Exhibit E hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(f) A favorable opinion of Shearman & Sterling LLP, special counsel for the Administrative Agent, substantially in the form of Exhibit F hereto.

(g) A certificate of a senior officer of the Borrower certifying that (i) no Default or Event of Default as of the date thereof has occurred and is continuing, and (ii) the representations and warranties contained in Section 4.01 are true and correct on and as of the date thereof as if made on and as of such date.

SECTION 3.02. Conditions Precedent to Each A Borrowing. The obligation of each Lender to make an A Advance on the occasion of each A Borrowing (including the initial A Borrowing) shall be subject to the further conditions precedent that on the date of such A Borrowing the following statements shall be true (and each of the giving of the applicable Notice of A Borrowing and the acceptance by the Borrower of the proceeds of such A Borrowing shall constitute a representation and warranty by the Borrower that on the date of such A Borrowing such statements are true):

(a) the representations and warranties contained in Section 4.01 (except for, in the case of any A Borrowing after the Effective Date, the representations and warranties set forth in Section 4.01(e)(iii) and Section 4.01(f)(i)) are true and correct on and as of the date of such A Borrowing, before and after giving effect to such A Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(b) no event has occurred and is continuing, or would result from such A Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

SECTION 3.03. Conditions Precedent to Each B Borrowing. The obligation of each Lender which is to make a B Advance on the occasion of a B Borrowing (including the initial B Borrowing) to make such B Advance as part of such B Borrowing is subject to the conditions precedent that:

(a) the Administrative Agent shall have received the B Note payable to the order of such Lender evidencing such B Advance (to the extent that such B Note is required pursuant to Section 2.03(b) to be delivered prior to such B Borrowing), and

(b) on the date of such B Borrowing the following statements shall be true (and each of the giving of the applicable Notice of B Borrowing and the acceptance by the Borrower of the proceeds of such B Borrowing shall constitute a representation and warranty by the Borrower that on the date of such B Borrowing such statements are true):

(i) the representations and warranties contained in Section 4.01 (except for, in the case of any B Borrowing after the Effective Date, the representations and warranties set forth in Section 4.01(e)(iii) and Section 4.01(f)(i)) are true and correct on and as of the date of such B Borrowing, before and after giving effect to such B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such B Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is duly qualified and in good standing under the laws of the respective states in which its principal operating facilities are located.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws or (ii) law or any material contractual restriction binding on the Borrower or, to the knowledge of the Borrower, any other contractual restriction binding on the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

(d) This Agreement is, and the Notes when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e) (i) The consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at September 30, 2005, and the related statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank, fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on such date, all in accordance with generally accepted accounting principles consistently applied.

(ii) The unaudited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of June 30, 2006 and the related unaudited consolidated statements of income and cash flows for the nine months then ended and set forth in the Borrower's Report on Form 10-Q for the quarter ended June 30, 2006, copies of which have been furnished to each Bank, fairly present, in conformity which generally accepted accounting principles applied on a basis consistent with the financial statements referred to in clause (i) of this paragraph (e), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine month period (subject to normal year-end adjustments).

(iii) Since September 30, 2005, there has been no material adverse change in the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, as shown on the consolidated balance sheet as of such date and the related consolidated statement of net income for the fiscal year then ended.

(f) There is no pending (or, to the Borrower's knowledge, threatened) action or proceeding against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, in which there is likely to be an adverse decision that (i) would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) purports to affect the legality, validity, binding effect or enforceability of this Agreement or any Note.

(g) No proceeds of any Advance will be used directly or indirectly for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h) The Borrower and its Subsidiaries have filed (or have obtained extensions of the time by which they are required to file) all United States Federal income tax returns and all other material tax returns required to be filed by them and have paid all taxes shown due on the returns so filed as well as all other material taxes, assessments and governmental charges which have become due, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

(i) Each Plan, and, to the knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries has incurred any liability, other than premiums payable in the ordinary course of business, to the PBGC established under ERISA in connection with any Plan or Multiemployer Plan.

(j) The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that, unless the Majority Lenders shall otherwise consent in writing:

(a) Corporate Existence, Compliance with Laws, Etc. The Borrower will maintain its corporate existence and comply, and cause each Subsidiary to comply, with all applicable laws, statutes, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and applicable Environmental Laws, except for any non-compliance which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(b) Taxes, Charges, Etc. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, all taxes, assessments and other governmental charges imposed upon it or any of its Subsidiaries and its and their properties, or any part thereof or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a Lien or charge upon any property of the Borrower or any such Subsidiary, except such items as are being in good faith appropriately contested by the Borrower or any of its Subsidiaries and as to which appropriate reserves are being maintained and except for such items the non-payment of which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(c) Performance of Material Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform and observe each contractual, legal and other obligation binding upon the Borrower or such Subsidiary, as the case may be, except where the failure to do so would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(d) Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles applicable to the Borrower and to permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).

(e) Property. The Borrower will maintain, preserve and keep its own and will cause its Subsidiaries to keep their principal plants and properties and every part thereof in good repair, working order and condition and from time to time make all needful and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except in each case when the failure to do so would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(f) Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

(g) Reporting Requirements. The Borrower will furnish to the Lenders:

(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Borrower;

(ii) as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Consolidated Subsidiaries, containing consolidated financial statements for such year certified in a manner acceptable to the Securities and Exchange Commission by Ernst & Young, L.L.P. or other independent public accountants acceptable to the Majority Lenders;

(iii) as soon as possible and in any event within five days after the occurrence of each Default and each Event of Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to its security holders generally, and copies of all reports and registration statements which the Borrower or any Subsidiary of the Borrower files with the Securities and Exchange Commission or any national securities exchange;

(v) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request; and

(vi) together with the financial statements delivered pursuant to clauses (i) and (ii) above, a certificate of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower, in form and substance satisfactory to the Administrative Agent, setting forth calculations demonstrating compliance with the covenant set forth in Section 5.01(i) .

Reports and financial statements required to be delivered by the Borrower pursuant to paragraphs (i), (ii) and (iv) of this Section 5.01(g) shall be deemed to have been delivered on the date on which it posts such reports, or reports containing such financial statements, on its website on the Internet at www.bd.com or when such reports, or reports containing such financial statements are posted on the SEC's website at www.sec.gov; provided that it shall deliver paper copies of the reports and financial statements referred to in paragraphs (i), (ii) and (iv) of this Section 5.01(g) to the Administrative Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender; and provided further that in every instance it shall provide paper copies of the certificate required by subsection (vi) to the Administrative Agent and each of the Lenders until such time as the Administrative Agent shall provide it written notice otherwise.

(h) Use of Proceeds. The Borrower will use the proceeds of the Advances hereunder to support the Borrower's commercial paper program and for other general corporate purposes (in each case in compliance with all applicable legal and regulatory requirements); provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

(i) Interest Coverage Ratio. The Borrower will maintain at all times an Interest Coverage Ratio of not less than 5 to 1.

SECTION 5.02. Negative Covenants. So long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that, without the written consent of the Majority Lenders:

(a) Liens. The Borrower will not, and will not permit any of its Subsidiaries to, at any time create, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i) Liens existing on assets of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

(ii) Liens on assets securing Debt of the Borrower or any Subsidiary of the Borrower incurred or assumed for the purpose of financing all or any part of the cost of acquiring such assets, provided that such Lien attaches to such assets concurrently with or within 90 days after the acquisition thereof;

(iii) Liens on assets of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event;

(iv) Liens existing on assets prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition;

(v) Liens covering the land and building in Fukushima, Japan of Nippon Becton Dickinson KK (a wholly owned, indirect Subsidiary of the Borrower), securing debt of approximately ¥90,000,000;

(vi) Liens arising out of the refinancing, extension, renewal or refunding of any Debt of the Borrower or any Subsidiary of the Borrower secured by any Lien permitted by any of the foregoing clauses of this Section 5.02(a), provided that such Debt is not increased and is not secured by any additional assets; and

(vii) additional Liens created after the date hereof, provided that the aggregate principal amount of Debt secured thereby and incurred on and after the date hereof shall not exceed $50,000,000 in the aggregate at any one time outstanding.

(b) Mergers, Etc. The Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries (taken as a whole) to any Person, except that the Borrower may merge or consolidate with or into any other Person so long as (x) immediately after giving effect to such transaction, no Default or Event of Default would exist and (y) the Borrower is the surviving corporation.

(c) Transactions with Affiliates. Except as expressly permitted by this Agreement, the Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, make any investment in an Affiliate, transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate, merge into or consolidate with or purchase or acquire property from an Affiliate or enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:

(i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity;

(ii) the Borrower and its Subsidiaries may enter into transactions with Affiliates if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate; and

(iii) the foregoing provisions of this Section 5.02(c) shall not prohibit (x) the Borrower or any Subsidiary from declaring or paying any lawful dividend or other payment ratably in respect to all of its capital stock of the relevant class or (y) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliates.

(d) Change in Nature of Business. The Borrower will not make any material change in the nature of the business of the Borrower and its Subsidiaries taken as a whole as carried on at the date hereof.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or any fee or other amount payable hereunder or under the Notes when due and such failure remains unremedied for three Business Days; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(g)(iii), 5.01(i) or 5.02; or (ii) the Borrower shall fail to perform or observe any other term or covenant of this Agreement on its part to be performed or observed, and such failure remains unremedied for 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any other Debt of the Borrower or such Subsidiary which is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any of its Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings shall not have been stayed or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) A Change in Control shall occur; or

(h) The Borrower shall incur or in the opinion of the Majority Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) that, in the determination of the Majority Lenders, would (either individually or in the aggregate) materially adversely affect the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries (taken as a whole);

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Administrative Agent's Reliance, Etc.. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. CUSA and Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, CUSA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include CUSA in its individual capacity. CUSA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if CUSA were not the Administrative Agent and without any duty to account therefor to the Lenders. The Administrative Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Administrative Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the A Advances then owed to them (or if no A Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent that, unless a Default or Event of Default shall have occurred and then be continuing, is reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01. Amendments, Etc.. No amendment or waiver of any provision of this Agreement or the A Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than the Designated Bidders), do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of such Lenders (it being understood that amendments or waivers of conditions precedent, representations, covenants, Defaults or Events of Default shall not constitute an increase in the Commitment of any Lender) or subject such Lenders to any additional obligations, (c) reduce the principal of, or interest on, the A Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the A Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the A Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; provided further that no amendment, waiver or consent shall, unless in writing and signed by each Lender holding a B Note at such time, (1) reduce the principal of, or interest on, such B Note or any fees or other amounts payable hereunder or thereunder with respect thereto, (2) postpone any date fixed for any payment of principal of, or interest on, such B Note or any fees or other amounts payable hereunder or thereunder with respect thereto, or (3) subject such Lender to any additional obligations; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note. This Agreement and the Notes constitute the entire agreement of the parties with respect to the subject matter hereof and thereof.

SECTION 8.02. Notices, Etc.. (a) All notices and other communications provided for hereunder shall be (x) in writing (including telecopier communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to the Borrower, at its address at Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, Attention: Richard K. Berman - Vice President and Treasurer, telephone no. (201) 847-7260, telecopier number (201) 847-5227; if to any Lender (other than a Designated Bidder), at the Domestic Lending Office specified in the Administrative Questionnaire of such Lender; if to any Designated Bidder, at the Domestic Lending Office specified in the Designation Agreement pursuant to which it became a Lender; and if to the Administrative Agent, Citicorp USA, Inc., Two Penns Way, Suite 200, New Castle, DE 19720, Attention: Bank Loan Syndications, telephone no. (212) 994-0961, telecopier no. (302) 894-6120; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent, provided that materials required to be delivered pursuant to Section 5.01(g)(i), (ii) or (iv) may be delivered to the Administrative Agent as specified in Section 5.01. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or telecopied, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

(b) So long as CUSA or any of its Affiliates is the Administrative Agent, notwithstanding anything to the contrary herein, materials required to be delivered pursuant to Section 5.01(g)(i), (ii) and (iv) may be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material required to be delivered by the Borrower to the Lenders under this Agreement (collectively, the "Communications") available to the Lenders by posting such Communications on Intralinks or a substantially similar electronic system (the "Platform"). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. The Administrative Agent and the Lenders agree that all Communications posted on the Platform shall, unless the Borrower otherwise agrees, be treated as confidential information and all Lenders given access to the Communications on the Platform will be required to confirm the confidential nature of the communications under the Platform's standard confidentiality procedures.

(c) Each Lender agrees that any notice to it (as provided in the next sentence) (a "Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs, Expenses and Indemnification.

(a) The Borrower agrees to pay and reimburse within 30 days after demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent and each of the Lenders), incurred by the Administrative Agent or any Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a) .

(b) The Borrower hereby indemnifies the Administrative Agent, Citigroup Global Markets Inc., each Lender and each of respective their Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement, the Notes or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article III are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such claim, damage, loss, liability or expense results from such Indemnified Party's gross negligence or willful misconduct, or from a violation by such Indemnified Party of any law, order, regulation or agreement to which such Indemnified Party or its properties is subject, or from a breach of this Agreement by such Indemnified Party.

The Borrower hereby further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower for or in connection with or relating to this Agreement, the Notes or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances or any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby, except to the extent such liability or damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct; provided that nothing in this paragraph shall be deemed to constitute a waiver of any claim the Borrower may have, or to exculpate any Person from any liability that such Person may have to the Borrower, for breach by such Person of its obligations under this Agreement.

(c) If any payment of principal of, or Conversion or Continuation of, any Eurodollar Rate Advance is made other than on the last day of an Interest Period for such Advance, as a result of acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason (other than a payment or Conversion pursuant to Section 2.13), the Borrower shall pay (subject to the last sentence of this Section 8.04(c)) to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, Continuation or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. The Borrower shall pay amounts owing to any Lender pursuant to this Section 8.04(c) within 30 days after receipt from such Lender of a certificate setting forth in reasonable detail the calculation of the amount such Lender is entitled to claim under this Section 8.04(c) (which certificate shall be conclusive and binding for all purposes, absent manifest error).

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower (all such deposits and other indebtedness being herein called "Obligations") against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although the Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or such Affiliate, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliate under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender or such Affiliate may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when (a) it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and (b) the Effective Date shall have occurred, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders. Upon the effectiveness of this Agreement, all commitments of the lenders under the Existing Credit Agreement shall terminate, the Lenders under this Agreement shall have the commitments herein stated, and each of the Lenders that is a party to the Existing Credit Agreement hereby waives, by execution of this Agreement, the requirement of prior notice under the Existing Credit Agreement relating to the termination of commitments thereunder.

SECTION 8.07. Assignments, Designations and Participations.

(a) Each Lender (other than a Designated Bidder) may, with notice to and the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, such consents not to be unreasonably withheld (but not otherwise), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) no such consent by the Borrower or the Administrative Agent shall be required in the case of any assignment to an Affiliate of the assigning Lender, (ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations of the assigning Lender under this Agreement (other than any right to make B Advances, B Advances owing to it or B Notes), (iii) except in the case of an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 unless the Borrower and the Administrative Agent otherwise agree, (iv) each such assignment shall be to an Eligible Assignee, (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment, and (vi) the parties to each such assignment (other than the Borrower) shall deliver to the Administrative Agent a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed (and the Borrower and the Administrative Agent shall have consented to the relevant assignment to the extent required pursuant to Section 8.07(a)) and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (X) a new A Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new A Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder and (Y) new B Note or Notes to the order of such Eligible Assignee in an amount equal to the principal amount of the B Advances (if any) acquired by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a portion of such B Advances, new B Note or Notes to the order of the assigning Lender in an amount equal to the principal amount of the B Advances retained by it hereunder). Such new A Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered A Note or Notes, and such new B Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered B Note or Notes. All such Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as applicable.

(d) Each Lender (other than the Designated Bidders) may designate one or more banks or other entities to have a right to make B Advances as a Lender pursuant to Section 2.03; provided, however, that (i) no such Lender shall be entitled to make more than two such designations, (ii) each such Lender making one or more of such designations shall retain the right to make B Advances as a Lender pursuant to Section 2.03, (iii) each such designation shall be to a Designated Bidder and (iv) the parties to each such designation shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Designation Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Designation Agreement, the designee thereunder shall be a party hereto with a right to make B Advances as a Lender pursuant to Section 2.03 and the obligations related thereto.

(e) By executing and delivering a Designation Agreement, the Lender making the designation thereunder and its designee thereunder confirm and agree with each other and the other parties hereto as follows: (i) such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such designee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Designation Agreement; (iv) such designee will, independently and without reliance upon the Administrative Agent, such designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such designee confirms that it is a Designated Bidder; (vi) such designee appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such designee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(f) Upon its receipt of a Designation Agreement executed by a designating Lender and a designee representing that it is a Designated Bidder, the Administrative Agent shall, if such Designation Agreement has been completed and is substantially in the form of Exhibit D hereto, (i) accept such Designation Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(g) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance and each Designation Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and, with respect to Lenders other than Designated Bidders, the Commitment of, and principal amount of the A Advances owing to, each such Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for the purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for the purposes of this

Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (v) no participant under any such participation agreement shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or to consent to any departure by the Borrower therefrom, except to the extent that any such amendment, waiver or consent would (x) reduce the principal of, or interest on, the Notes or any fee or other amounts payable hereunder, in each case to the extent the same are subject to such participation, or (y) postpone any date fixed for the payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent the same are subject to such participation.

(i) Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower or any of its Subsidiaries furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower or any such Subsidiary received by it from such Lender on the terms set forth in Section 8.13.

(j) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(k) All amounts payable by the Company to any Lender under Sections 2.08, 2.12, 2.15 and 8.04(c) in respect of Advances held by such Lender, and such Lender's Commitment, shall be determined as if such Lender had not sold or agreed to sell any participations in such Advances or Commitment and as if such Lender were funding each of such Advances and Commitments in the same way that it is funding the portion of such Advances and Commitment in which no participations have been sold. No assignee or other transferee of any Lender's rights shall be entitled to receive any greater payment under Section 2.12 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Borrower's prior written consent, (ii) by reason of the provisions of said Section 2.12 requiring such Lender to designate a different Applicable Lending Office as provided in said Section 2.12 or (iii) at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 8.08. Governing Law; Submission to Jurisdiction. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 8.09. Severability. In case any provision in this Agreement or in any Note shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such Note, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8.11. Survival. The obligations of the Borrower under Sections 2.08, 2.12, 2.15 and 8.04, and the obligations of the Lenders under Section 7.05, shall survive the repayment of the Advances and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by any Notice of A Borrowing or Notice of B Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Advance, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

SECTION 8.12. Substitution of Lender. If (a) the obligation of any Lender to make, Continue or otherwise maintain Eurodollar Rate Advances has been suspended pursuant to Section 2.13, (b) any Lender has demanded compensation under Section 2.12 or 2.15, (c) any Lender shall fail to consent to an amendment or a waiver which pursuant to the terms of Section 8.01 requires the consent of all Lenders and with respect to which the Majority Lenders shall have granted their consent, (d) any Lender defaults in its obligations to fund Advances hereunder or (e) any Lender shall be a Non-Extending Lender, the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Lender (the "Replaced Lender") with one or more Eligible Assignee(s), (each, a "Replacement Lender") acceptable to the Administrative Agent, provided that:

(i) at the time of any replacement pursuant to this Section 8.12, the Replacement Lenders shall enter into one or more Assignment and Acceptance Agreements, pursuant to which such Replacement Lenders shall acquire the Commitments and outstanding Advances of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Advances of the Replaced Lender, (B) an amount equal to all accrued and unpaid Facility Fees owing to the Replaced Lender and (C) an amount equal to the amount which would be payable by the Borrower to the Replaced Lender pursuant to Section 8.04(c) if the Borrower prepaid at the time of such replacement all of the Advances of such Replaced Lender outstanding at such time; and

(ii) all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon (I) the execution of the respective Assignment and Acceptance Agreements, (II) the payment of amounts referred to in clauses (i) and (ii) above and (III) if so requested by a Replacement Lender, delivery to such Replacement Lender of the appropriate Note or Notes executed by the Borrower, each Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder.

SECTION 8.13. Confidentiality. Each Lender agrees to hold all non-public information obtained pursuant to the provisions of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices, provided that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender or to the Administrative Agent (or to Citigroup Global Markets Inc.), (ii) upon the order of any court or administrative agency or otherwise to the extent required by statute, rule, regulation or judicial process, (iii) to bank examiners or upon the request or demand of any other regulatory agency or authority, (iv) which had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender prohibited by this Agreement, (v) in connection with any litigation to which any one or more of the Lenders or the Administrative Agent is a party, or in connection with the exercise of any remedy hereunder or under any Note, (vi) to such Lender's or Administrative Agent's legal counsel and independent auditors and accountants and (vii) subject to provisions substantially similar to those contained in this Section, to (A) any actual or proposed participant or assignee, (B) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower, and its Subsidiaries, and the obligations of the Borrower under this Agreement to the extent they relate to such securitization, swap or derivative transaction or (C) to such Lender’s Affiliates.

SECTION 8.14. No Fiduciary Relationship. The Borrower acknowledges that neither the Administrative Agent nor any Lender (in their respective capacities as such) has any fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or any of the Notes, and the relationship between the Administrative Agent and the Lenders (in such capacities), on the one hand, and the Borrower, on the other, in connection herewith or therewith is solely that of creditor and debtor. This Agreement does not create a joint venture among the parties.

SECTION 8.15. Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

SECTION 8.16. Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BECTON, DICKINSON AND COMPANY

By__________________________
Name:
Title:

CITICORP USA, INC.,
as Administrative Agent

By__________________________
Name:
Title:

Lenders
Commitment

$100,000,000	CITICORP USA, INC.

By__________________________
Name:
Title:

$100,000,000	THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., NEW YORK BRANCH

By__________________________
Name:
Title:

$70,000,000	BANCO BILBAO VIZCAYA ARGENTARIA S.A.

By__________________________ Name: Title:

$70,000,000	MIZUHO CORPORATE BANK, LTD.

By__________________________ Name: Title:

$70,000,000	BNP PARIBAS

By__________________________ Name: Title:

By__________________________ Name: Title:

$55,000,000	THE BANK OF NEW YORK

By__________________________ Name: Title:

$45,000,000	ING CAPITAL LLC

By__________________________ Name: Title:

$45,000,000	JPMORGAN CHASE BANK, N.A.

By__________________________ Name: Title:

$45,000,000	STANDARD CHARTERED BANK

By__________________________
Name:
Title:

$45,000,000	INTESABCI NEW YORK BRANCH

By__________________________
Name:
Title:

$45,000,000	WELLS FARGO, N.A.

By__________________________
Name:
Title:

$45,000,000	BANK OF AMERICA, N.A.

By__________________________
Name:
Title:

$35,000,000	THE NORTHERN TRUST COMPANY

By__________________________
Name:
Title:

$35,000,000	THE GOVERNOR AND COMPANY OF THE
BANK OF IRELAND

By__________________________
Name:
Title:

$35,000,000	UNICREDITO ITALIANO S.P.A.

By__________________________
Name:
Title:

$35,000,000	CALYON NEW YORK BRANCH

By__________________________
Name:
Title:

By__________________________
Name:
Title:

$25,000,000	MELLON BANK, N.A.

By __________________________
Name:
Title:

$25,000,000	LASALLE BANK N.A.

By__________________________
Name:
Title:

$25,000,000	SANTANDER CENTRAL HISPANO

By__________________________
Name:
Title:

$25,000,000	BARCLAYS BANK PLC

By__________________________
Name:
Title:

$25,000,000	STATE STREET BANK AND TRUST
COMPANY

By__________________________
Name:
Title:

$1,000,000,000.00	Total of the Commitments